AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
2018 Omnibus Incentive Plan

Form of Restricted Stock Unit Award Agreement

You have been selected to receive a grant of Restricted Stock Units (“RSUs”) under the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan as stated below:

Participant:
Grant Date:
Number of RSUs:
Final Acceptance Date:

THIS AWARD AGREEMENT (the “Agreement”) is made effective as of the Grant Date (shown above) between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and the Participant.

RECITALS

A. The Company has adopted the American Axle & Manufacturing Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). The Plan is incorporated in and made a part of this Agreement. Capitalized terms not defined in this Agreement have the same meanings as in the Plan;

B. The Compensation Committee of the Board of Directors (the “Committee”) determined that it is in the best interests of the Company and its shareholders to grant RSUs to the Participant under the terms of this Agreement and the Plan; and

C. The Participant shall have no rights related to this Award unless he or she accepts this Award before the close of business on the Final Acceptance Date (shown above). A Participant who receives this Agreement in paper format shall indicate acceptance by signing and delivering a copy of this Agreement to the Company. A Participant who receives this Agreement electronically through the Merrill Lynch website shall indicate acceptance as instructed at www.benefits.ml.com. The Final Acceptance Date may be modified, in the sole discretion of the Company, upon written request of the Participant.

The parties agree as follows:

1. Grant of the RSUs. The Company grants to the Participant, on the terms and conditions of this Agreement, the number of RSUs shown above. Each RSU corresponds to one Share (subject to adjustment pursuant to the Plan) and constitutes a contingent and unsecured promise of the Company to pay the Participant one Share on the vesting date for the RSU, subject to the terms of the Plan and this Agreement.

2. Vesting of the RSUs.

(a) Vesting Period. Subject to Section 2(c) herein, the RSUs shall vest 100 percent on the third annual anniversary of the Grant Date (“Vesting Period”).

(b) Vesting Date. The date on which the RSUs vest pursuant to Section 2(a) or, if earlier, Section 2(c), is referred to as the “Vesting Date.”

(c) Earlier Vesting, Impact of a Change in Control and Forfeiture.

(i) Early Vesting: To the extent not already vested under Section 2(a), the total number of RSUs granted under this Agreement shall fully vest upon the death or Disability of the Participant and shall vest pro rata upon the Participant’s Retirement (“Pro Rata Award”), as determined under this subparagraph (c)(i). The Pro Rata Award shall be equal to the product of (x) and (y) where (x) is the total number of RSUs granted under this Agreement and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Vesting Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Vesting Period.

(ii) Impact of a Change in Control: Subject to 23.1 of the Plan, if a Participant (x) has in effect an employment, retention, Change in Control, severance or similar agreement with the Company or any Subsidiary or (y) is subject to a policy or plan of the Company or any Subsidiary that, in the case of either (x) or (y), discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise by the Committee prior to the date of the Change in Control, in the event of a Change in Control:

(1) If a Successor so agrees, some or all outstanding RSUs shall be assumed, or replaced with the same type of award with similar terms and conditions, by a Successor in the Change in Control transaction. If applicable, the RSUs that are assumed by a Successor shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to a Participant upon the consummation of such Change in Control had the RSU been vested immediately prior to such Change in Control, and other appropriate adjustments in the terms and conditions of the Award shall be made. Upon the termination of a Participant’s employment with a Successor in connection with or within twenty-four (24) months following the Change in Control for any reason other than an involuntary termination by a Successor for cause or a voluntary termination by the Participant without good reason (or analogous terms) are defined by an applicable employment agreement or a change in control or policy (including, without limitation, the AAM Change in Control Plan) or, if not applicable, the policies generally applicable to employees of a Successor), all of the Participant’s RSUs that are in effect as of the date of such termination shall be vested in full effective on the date of such termination.

(2) To the extent a Successor in the Change in Control transaction does not assume the RSUs or issue replacement awards as provided in Section 2(c)(ii)(1), then immediately prior to the date of the Change in Control all such RSUs that are then held by Participants shall be cancelled in exchange for the right to receive the Change in Control price per Share in cash or such other consideration as the Company or the shareholders of the Company receive in such Change in Control.

(iii) Forfeiture: Except as otherwise expressly stated in Section 2(c)(i) or 2(c)(ii), if the Participant’s employment with the Company terminates for any reason prior to the Vesting Date, the RSUs shall be forfeited and cancelled without consideration.

(d) Definitions.

(i) “Change in Control:” For purposes of this Agreement, “Change in Control” means any one of the following:

(1) Any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 30% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(2) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the Directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of Directors of the Company immediately prior to such transaction; or

(3) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period; or

(4) The stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly owned subsidiary.
Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A (as defined in Section 16 below), and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in subsections (1) through (4) above, unless such event shall constitute a “change in ownership” or “change in effective control” of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.

(ii) “Disability:” For purposes of this Agreement, “Disability means either of the following: (1) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees.

(iii) “Retirement:” For purposes of this Agreement, “Retirement” means the Participant’s voluntary resignation at any time (i) after attaining age 65, (ii) after attaining age 55 but prior to age 65 with ten or more years of continuous service with the Company or a Subsidiary or (iii) after attaining age 60 but prior to age 65 with five or more years of continuous service with the Company or a Subsidiary.

3. Payment of the RSUs. Each vested RSU shall be settled by payment of one Share to the Participant. Payment of the RSUs shall occur on the first business day of the month following the month in which the Vesting Date occurs or as soon as administratively practicable thereafter, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Vesting Date occurs (the “Payment Date”).

4. Share Delivery. Delivery of any Shares in settlement of the Award will be by book-entry credit to an account in the Participant’s name established by the Company with its transfer agent.

5. Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

6. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered by the Participant in writing to the Corporate Human Resources Department of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

7. Shareholder Rights. Prior to the Payment Date, the Participant shall not have any rights as a shareholder of the Company in connection with this Award, unless and until the Shares are distributed to Participant. Following delivery of Shares upon the Payment Date, the Participant shall have all rights as a shareholder with respect to such Shares.

8. Dividend Equivalents. Upon payment of dividends with respect to the Shares, the Participant shall be entitled to receive Dividend Equivalents with respect to each outstanding RSU. Dividend Equivalents shall be accumulated until the Vesting Period and will be paid on the Payment Date. The Company will determine the form of payment of Dividend Equivalents, which may include cash, Shares or a combination thereof.

9. No Right to Continued Employment or Further Awards.

(a) Neither the Plan nor this Agreement shall be construed as (i) giving the Participant any right to continue in the employ of the Company and its Subsidiaries or (ii) as giving the Participant any right to be reemployed by the Company and its Subsidiaries following any termination of employment. The termination of employment provisions set forth in this Agreement only apply to the treatment of the RSUs as specified herein and shall not otherwise affect the Participant’s employment relationship. Nothing contained in this Agreement shall be deemed to constitute or create a contract of employment.

(b) The Company has granted the RSUs to the Participant in its sole discretion. The RSUs do not form part of the Participant’s employment contract, if any. None of the RSUs, this Agreement nor the Plan confers on the Participant any right or entitlement to receive another grant of RSUs, or any other equity-based award at any time in the future or in respect of any future period. The RSUs do not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and do not diminish in any way the Company's discretion to determine the amount, if any, of the Participant's compensation.

10. Transferability.

(a) The RSUs shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan. Any RSU transferred to a Permitted Transferee shall be further transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction, or, for no consideration, to another Permitted Transferee of the Participant. The Shares delivered to the Participant on the Payment Date shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.

(b) Except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

11. Withholding.

(a) Except as provided in the following sentence, the Company or subsidiary (as applicable) shall have the power and right to deduct, withhold or collect such amounts from the Participant to satisfy any tax, social security contribution, payroll tax or other amount required by law or regulation to be withheld with respect to any taxable event arising in relation to the RSUs including by deducting from amounts due to the Participant at any time or by deducting a portion of the Shares having a Fair Market Value (measured as of the Payment Date) sufficient to cover the amount of any applicable federal, state, local and foreign tax withholding obligation from the total Shares earned under the Award. The Participant may elect to satisfy such withholding obligation with respect to the RSUs by remitting in advance of the Payment Date an amount sufficient to satisfy such tax withholding obligations. The amount to be withheld may relate to amounts due in more than one jurisdiction and in all cases shall be as determined by the Committee in its discretion.

(b) Regardless of any action by the Company with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges responsibility for payment of all such taxes and for filing any relevant documentation (including, without limitation, tax returns or reporting statements) that may be required in relation to the Award (including, without limitation, any such documentation related to the holding of shares or any bank or brokerage account, the subsequent sale of shares or the receipt of any dividends). The Company makes no representations regarding the treatment of any tax withholding in connection with the grant or vesting of the RSUs, any subsequent sale of shares and the receipt of dividends, if any. The Company makes no commitment to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for such tax.

12. Securities Laws.

This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising Participant’s rights under this Agreement. The Committee may impose such restrictions on any Shares acquired by a Participant pursuant to the RSUs as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to issue or transfer any Shares pursuant to this Award if to do so violates or is not in compliance with any laws, rules or regulations of the United States or any other state or country having applicable jurisdiction.

    13. Notices. Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other. Notice shall be effective upon receipt.

14. Governing Law. The interpretation, performance and enforcement of the RSUs and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect.

15. RSUs Subject to Plan.

(a) The RSUs are granted subject to the Plan and to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.

(b) To the extent of any inconsistencies between the Plan and this Agreement, the Plan shall govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written, express or implied) that relate to the subject matter hereof.

(c) The Committee may, at any time, terminate, amend, modify or suspend the Plan and amend or modify this Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Agreement, without the Participant’s written consent.

16. Section 409A.

(a) The RSUs are intended to satisfy the requirements of Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”). This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 16 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

(b) If a Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

17. Recoupment. The RSUs, the underlying Shares and any gains received in connection with the sale of the Shares shall be subject to any clawback, recoupment or similar policy as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

18. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including Merrill Lynch.

19. Personal Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title and number of RSUs for the purpose of implementing, administering and managing the Participant’s Award (the “Data”). The Participant understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Participant’s participation in the Plan. The Participant may view the Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting Corporate Human Resources in writing. The withdrawal of any consent by the Participant may affect the Participant’s participation in the Plan. The Participant may contact Corporate Human Resources for further information about the consequences of any withdrawal of consents herein.
20. Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

21. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22. Signature in Counterparts. If delivered in paper format, this Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

23. Enforceability. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

24. Language. If the Participant has been provided with a copy of this Agreement, the Plan or any other document relating to this Award in a language other than English, the English language shall govern in the event of any inconsistency.

25. Waiver. No failure or delay by the Company to enforce any provision of this Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.

26. Foreign Exchange Restrictions. The Participant understands and agrees that neither the Company or its subsidiaries are responsible or liable for (i) any foreign exchange fluctuations between the Participant’s local currency (if applicable) and the United States Dollar (or the selection by the Company or a subsidiary of any applicable foreign exchange rate it may determine in its discretion to be appropriate) that may affect the value of this Award or the calculated income, taxes or other amounts thereunder or any related taxes or other amounts or (ii) any decrease in the value of Shares.

27. Appendix. Notwithstanding anything in this Agreement to the contrary, if the Participant resides outside of the United States, certain additional terms and conditions in the attached appendix (the “Appendix”) will apply to the Participant and the RSUs. If the Participant relocates from the United States to a country outside the United States or relocates between the jurisdictions specified in the Appendix, the additional terms and conditions, as applicable, will apply to the Participant, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

                AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By: ______________________________

Title: _____________________________

Agreed and acknowledged as of
the date of grant:

_________________________________
(Participant's Signature)

APPENDIX
COUNTRY SPECIFIC NOTICES, TERMS AND CONDITIONS

The following country-specific notices, disclaimers, and/or terms and conditions apply to grantees in the countries listed below and may be material to the Participant’s participation in the Plan. Such information may apply if the Participant resides or works in, or moves to or otherwise becomes subject to the laws or Company policies of, a particular country while holding Awards or Shares received under the Plan. In any such case, the Company may also withhold or account for tax or related liabilities in more than one jurisdiction. The Participant is solely responsible for any obligations outlined below. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to the Participant’s specific situation, the Company cannot assure the Participant of any particular result, and the Participant should seek his or her own professional legal and tax advice.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares is registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Plan, grant documentation, and any other communications or materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and do not constitute a public offer. The issuance of securities described in any Plan-related documents is not intended for public offering or circulation in the Participant’s jurisdiction.

European Union	Data Privacy
The following supplements the Personal Data Privacy section of the Agreement:

For purposes of European Union data protection laws, American Axle & Manufacturing Holdings, Inc. with registered office at One Dauch Drive, Detroit, Michigan, MI 48211-1198, USA is the data controller. Providing personal data is voluntary but necessary to be a beneficiary of the Plan. Any personal data provided will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant has a right to access and rectify his or her data and request additional information about the storage and processing of the Participant’s data, without cost, in accordance with European Union data protection law. The Participant also has the right to refuse or withdraw the consents herein.

For the purpose of operating the Plan, personal data in relation to Participants shall be collected, processed and transferred in accordance with the terms of any data privacy notice made available to participants.

Brazil    Foreign asset reporting
Rules regarding the reporting of assets (including shares) held outside Brazil may apply to Shares received upon vesting.
Exchange Control Notification
Specific foreign exchange rules may apply to the repatriation of any funds received in respect of the Shares.

China	Exchange Control Notification
Specific foreign exchange rules may apply to the repatriation of any funds received in respect of the Shares.

Czech Republic	Please refer to the European Union section above.

France	Foreign asset reporting

Rules regarding the reporting of assets (including shares) held outside France may apply to Shares received upon vesting. Please also refer to the European Union section above.

Germany    Please refer to the European Union section above.

India    Exchange Control Notification
Rules regarding the repatriation of proceeds from the sale of shares and dividends may apply to Shares received upon vesting.

Mexico    Acknowledgment of terms of the Agreement
In accepting the Award, the Participant acknowledges that he or she has reviewed the terms and conditions contained in this Agreement and the Plan, fully understands and agrees with them, and in particular expressly confirms that the Participant’s participation in the Plan is voluntary and does not constitute an acquired right, and that the Plan and participation in the Plan are offered by the Company on a wholly discretionary basis.

Spain    Foreign asset reporting
Rules regarding the reporting of assets (including shares) held outside Spain may apply to Shares received upon vesting. Please also refer to the European Union section above.

Sweden    Please refer to the European Union section above.

United Kingdom    Tax Withholding
In addition to Section 11.Withholding of the Agreement, the Participant acknowledges and agrees that the ultimate responsibility to pay any tax, social security contributions, payroll tax or other amounts (“Taxes Due”) required by law or regulation to be withheld with respect to any taxable event arising in relation to the RSUs, such as on settlement of the Award, is the Participant’s responsibility, and the Participant agrees to indemnify and hold the Company and the Participant’s employer harmless from any losses, costs, damages, or expenses relating to the Taxes Due. The Participant agrees that the Company and/or the employer may recover the Taxes Due from the Participant by any of the means specified in Section 11 of the Agreement or the Plan.

Please also refer to the European Union section above.